Exhibit 99.1

P R E S S - R E L E A S E

Hewlett-Packard to Resell Spare Backup Service

Companies Team to Deliver Fully-Automated Backup Service to HP Customers

Palm Desert, Calif. (July 25, 2005) Business Wire – Hewlett-Packard (NYSE HPQ), one of the world’s largest personal computer manufacturers, announced today that it intends to resell Spare Backup Inc.’s fully-automated online backup service directly through its Web site as early as next month.

Spare Backup Inc., a wholly-owned subsidiary of Newport International Group (OTCBB: NWPO), offers the most effortless backup service ever designed for small business users, business travelers and professionals who work extra hours from home. From set-up through file selection and scheduling, no user interaction is required. Instead, the Spare Backup service on its own instantly recognizes files on the user’s hard drive, including Outlook emails, Word documents, Excel spreadsheets, digital photos, QuickBooks files and MP3 music file and more. Each file, along with the data needed to preserve its unique look and feel, is then replicated, encrypted twice and transported over the user’s broadband Internet connection every weeknight. From there, the backup files are stored in Spare’s twin secure data centers, where they are accessible from any high-speed Internet-connected computer anywhere.

As part of HP’s commitment to small businesses, the company will offer Spare Backup service via their ecommerce Web site. Two months of free service will also be provided as a special promotion to customers who purchase selected hardware and peripherals through the HP site. The Spare Backup service backs up individual desktop and notebook computers and normally costs $15.99 a month. HP will offer discounted plans of six-months, one-year and two-years pre-paid service. All of the Spare Backup service plans include up to 5 gigabytes of secure, remote storage.

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About Spare Backup Inc.

Spare Backup Inc., a subsidiary of Newport International Group, is the developer of Spare Backup service, the first totally automated online backup service specifically designed for small business and home office users that selects, secures and stores files all by itself.

About Newport International Group Inc.

Newport International Group (OTCBB: NWPO) is dedicated to leveling the digital playing field for small and medium sized companies. Its two subsidiaries provide digital tools and services that are as powerful as those available to large enterprises, but are designed and developed so that technical skills aren’t needed to use or manage them. The company has headquarters in Palm Desert, with technology development in Phoenix. More information is available at www.nwpo.biz.

About HP

HP is a technology solutions provider to consumers, businesses and institutions globally. The company’s offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended April 30, 2005, HP revenue totaled $83.3 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at http://www.hp.com.